EXHIBIT 10.2

REPUBLIC BANCORP, INC.

2015 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This is a Restricted Stock Award Agreement (this “Agreement”) dated as of [           ], 20[  ] (the “Grant Date”) by and between Republic Bancorp, Inc., a Kentucky corporation (the “Company”), and [           ] (the “Participant”).

Recitals

A.                                    With shareholder approval, the Board of Directors of the Company adopted the Republic Bancorp, Inc. 2015 Stock Incentive Plan (the “Plan”).

B.                                    The Committee (as defined in the Plan) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Participant shares of the Company’s Class A common stock (“Stock”) pursuant and subject to the terms, definitions, and conditions of the Plan and the restrictions set out in this Agreement.

Agreement

NOW, THEREFORE, the Company and the Participant do hereby agree as follows:

SECTION 1 —GRANT OF AWARD

Pursuant to the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant [           ] shares of Stock (the “Restricted Shares”).  Capitalized terms used herein and not otherwise defined shall have the meanings given in the Plan.

SECTION 2 — RESTRICTED PERIOD

The Restricted Shares shall be subject to forfeiture during the period (the “Restricted Period”) beginning with the Grant Date and ending on the earliest to occur of the following, which shall be referred to herein as the “Vesting Date”:

•                  50% of the Restricted Shares shall cease to be forfeitable on the 4th anniversary of the Grant Date, provided the Participant is still employed in good standing by the Company or the Bank on that date;

•                  50% of the Restricted Shares shall cease to be forfeitable on the 5th anniversary of the Grant Date, provided the Participant is still employed in good standing by the Company or the Bank on that date;

•                  the happening of a Change in Control while the Participant is employed in good standing by the Company or the Bank;

•                  The Participant’s death or Disability while employed in good standing by the Company or the Bank.

The Restricted Shares (or the remaining portion of the Restricted Shares, as the case may be) shall be forfeited upon the Participant’s Termination of Employment or Service for any reason or circumstance not set forth above and before a Vesting Date.  Upon forfeiture, the Participant shall have no rights under the Plan or this Agreement.

SECTION 3 —DIVIDENDS DEFERRED IN PAYMENT; ISSUANCE AND TRANSFER RESTRICTIONS

(a)                                 Until a Vesting Date, the Participant may not sell, transfer, pledge, assign or otherwise dispose of the Restricted Shares other than by will or the laws of descent and distribution.  Any attempt by the Participant to sell, transfer, pledge, assign or otherwise dispose of the Restricted Shares prior to the Vesting Date shall be null, void and without effect.

(b)                                 Any dividends that may be declared on the Restricted Shares shall be paid to the Bank and accumulated in a bookkeeping account (without interest) for the benefit of Participant until the Vesting Date of the shares to which each dividend relates, and will be paid to the Participant within 30 days following the Vesting Date, net of tax withholdings as required by law.  Dividends on unvested Restricted Shares which are forfeited hereunder shall also be forfeited. Notwithstanding anything herein to the contrary, the date of delivery of deferred dividends shall be delayed if payment would otherwise be required hereunder after termination of employment (other than on account of death) and before 6 months have elapsed from that termination date, if the Participant is a Specified Employee and the circumstances of payment require delay under 409A of the Code. “Specified Employee” shall have the meaning given in Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period.

(c)                                  The Participant shall have all the rights of a shareholder to vote the Restricted Shares.

(d)                                 The Participant is bound by Section 11.13 of the Plan, which provides that any transfer of Restricted Shares, even after a Vesting Date, must be preceded by a written notice to the Company that allows the Company to take up to 10 days to decide whether to buy the Restricted Shares instead of the Stock being transferred as proposed.

(e)                                  Until the Vesting Date, the Bank shall hold in escrow all evidence of the Restricted Shares, whether reflected in book-entry registration or a stock certificate or certificates registered in the name of the Participant, and as soon as practicable after the Vesting date the Bank shall release from such escrow all evidence of such ownership, but including a legend reflecting the Plan’s restrictions on transfer in Section 11.13 thereof.

SECTION 4 — TAXES

(a)                                 The Participant agrees, as a condition to this Award, not to make an election under Internal Revenue Code Section 83(b) to be taxed at the Grant Date on the Fair Market Value of the Restricted Shares at that time. Rather, Participant acknowledges that taxes will be due on the Fair Market Value of the Restricted Shares at each Vesting Date.  The Participant must make arrangements satisfactory to the Committee to pay to the Company any federal, state or local taxes required to be withheld with respect to the Restricted Shares prior to the Vesting Date.  The Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company to retain for its own account (i) first from the deferred dividends owed on the vesting shares, and then, to the extent such dividends are not sufficient, (ii) from the shares to be released from escrow at a Vesting Date, that number of shares of Stock having a Fair Market Value at the Vesting Date, in each case in a total amount equal to the minimum amount required to be withheld for Federal state and local income taxes as well as FICA and Medicare taxes, unless the Participant timely elects to satisfy the tax withholding in accordance with Section 4(b) below.

(b)                                 At any time up to and including the day prior to the Vesting Date, the Participant may notify the Company of the Participant’s election to pay the tax withholding by one of the means set forth in the withholding election attached hereto an Annex 1, which shall include: (i) pay in cash, or (ii) pay by tendering already-owned shares, or (iii) have taxes withheld from other wages, or (iv) some combination of these payment choices.

SECTION 5 — RESTRICTIVE COVENANTS

(a)                                 Confidentiality.  The Participant acknowledges that Confidential Information (as defined below) is the exclusive property of the Company and except for authorized use in the performance of the Participant’s duties on behalf of and for the benefit of the Company, the Participant shall not disclose or use, at any time, in any way, or anywhere, either during or subsequent to employment with the Company, any trade secret or other Confidential Information.  “Confidential Information” means information, not generally known in the industry in which the Company or its subsidiaries is or may be engaged, about the Company’s or its subsidiaries, costs, pricing, marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, customer records and any other information which derives independent economic value, actual or potential, and all other information of a trade secret or confidential nature.  Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Participant which results in a breach of this Agreement.

(b)                                 Nonsolicitation of Customers or Employees.  The Participant further agrees that during the Participant’s employment or service with the Company and for a period of two years following the date of the Participant’s Termination of Employment or Service, the Participant shall not (i) solicit or divert or attempt to divert from the Company or its subsidiaries, any customer’s business now or at any time during the Participant’s employment or service with the Company enjoyed by or specifically targeted by the Company or its subsidiaries; and (ii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ or engage any employee or independent contractor of the Company or any of its subsidiaries.

(c)                                  Forfeiture of Award or Profits.  The Company and the Participant each acknowledge and agree that any breach of the covenants in this Section would cause irreparable harm to the Company or its subsidiaries.  In the event of a breach or threatened breach by the Participant of the covenants in this Section, the Company shall be entitled to, in addition to any other legal or equitable remedies available to it, declare the Restricted Shares forfeited.  Any stock certificates representing such Restricted Shares shall be returned to the Company.  The Company and the Participant further agree that upon breach, the Company is entitled to recover, and the Participant will disgorge to the Company, any profits realized from the prior disposition of the Restricted Shares.

(d)                                 Survival; Other Remedies.  The provisions of this Section shall survive the termination of this Agreement and will be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements.  If any provision of this Agreement, including this Section, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.  The parties will execute all documents necessary to evidence such amendment.

SECTION 6 — ACKNOWLEDGEMENTS

The Participant acknowledges receipt contemporaneously herewith of a copy of the Plan, and the Participant represents that he is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof.  The Participant acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon the Participant any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate the Participant’s employment or change the Participant’s compensation at any time.

SECTION 7 — AMENDMENT

The Committee may amend the terms and conditions of this Agreement as provided in the Plan; provided, however, no amendment may impair the rights of the Participant without the consent of the Participant.

SECTION 8 — TERM OF AGREEMENT

This Agreement shall terminate (except with respect to Section 5) upon the earlier of (i) failure of the Participant to execute and return a counter-signed copy of this Agreement to the Company within [    ] days after its presentation to Participant; (ii) payment of all amounts due or the forfeiture of the Restricted Shares; (iii) mutual agreement of the parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

REPUBLIC BANCORP, INC.

By

Name:

Title:

Participant

Presenter’s Initials:
Date Presented:

IMPORTANT NOTE: IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO THE DIRECTOR OF HUMAN RESOURCES OF THE COMPANY BY PARTICIPANT WITHIN [         ] DAYS AFTER RECEIPT, IT SHALL BE DEEMED REJECTED BY PARTICIPANT AND THE COMPANY’S OFFER SHALL BE IMMEDIATELY WITHDRAWN AND BECOME NULL AND VOID.